UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                         SEC File Number: 333-109667-04


(Check One):  [  ] Form 10-K and Form 10-KSB   [   ] Form 20-F   [   ] Form 11-K
              [X] Form 10-Q  [  ] Form N-SAR    [   ] Form N-CSR

              For Period Ended:  August 31, 2004

              [   ] Transition Report on Form 10-K
              [   ] Transition Report on Form 20-F
              [   ] Transition Report on Form 11-K
              [   ] Transition Report on Form 10-Q
              [   ] Transition Report on Form N-SAR

              For the Transition Period Ended:______________________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I -  REGISTRANT INFORMATION

EVERGREEN HOLDINGS, INC.
Full Name of Registrant

N/A
Former name if applicable

3850 THREE MILE LANE
Address of principal executive office (Street and number)

MCMINNVILLE, OREGON  97128-9464
City, State and Zip Code

PART II - RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  b)   The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed period.

(Attach extra sheets if needed.)

EXPLANATORY NOTE:

The Registrant was unable to timely file its Quarterly Report on Form 10-Q. Specifically, the Registrant was unable, without unreasonable effort and expense, to obtain the required financial and other information necessary to complete the preparation of the Registrant's financial statements and disclosures for the fiscal quarter ended August 31, 2004.


PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          John A. Irwin, Chief Financial Officer    503          472-9361
                  (Name)                        (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If the answer is no, identify report(s).       [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                            [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            EVERGREEN HOLDINGS, INC.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    October 15, 2004                               /s/ John A. Irwin
                                                        -----------------
                                                        John A. Irwin
                                                        Chief Financial Officer